Giggles N’ Hugs, Inc. (GIGL) Announces Expansion with New Lease for Westfield Topanga Restaurant Location

Los Angeles – (BUSINESS WIRE) Giggles N’ Hugs, Inc. (“Giggles N’ Hugs”), (OTCQB:GIGL) is pleased today to announce the expansion of its kid-themed restaurants to include a new location at the Westfield Topanga Shopping Center in the San Fernando Valley.

The company’s wholly-owned subsidiary, GNH Topanga, Inc., has signed a 10-year commercial lease for 5,900 square feet of space at Westfield Topanga for what will be a new addition to Giggles N’ Hugs’ current restaurant location at the Westfield Century City mall.

“We are very excited to expand to our newest location in the Westfield Topanga mall”, said Joey Parsi, Chairman and CEO of Giggles N Hugs. “Many of our customers have expressed hopes for a new location in the San Fernando Valley, which we expect to be open for business this summer. We are thrilled to be able to provide one of the most fun and exciting children’s restaurant and playspace concepts in the industry. We hope this will be one of many more locations to come throughout the country. As one of the largest mall owners in the world, Westfield offers us many ideal potential locations in the US and abroad.”

About Giggles N’ Hugs:

Giggles N’ Hugs owns and operates children’s themed restaurants with built-in play areas filled with a variety of toys, bikes, cars, slides, doll houses and video games. The restaurant also features daily live entertainment and shows. The restaurant design is intended to create a fun, casual, family atmosphere where children 10 and under can interact with parents and each other and where everyone enjoys freshly prepared, organic, nutritious and reasonably priced meals.

Contact:
Giggles N’ Hugs, Inc.
   www.gigglesnhugs.com
Joey Parsi
    (310) 553-Hugs (4847)

Forward-Looking Statement: Statements such as “We expect to be open for business this summer” and “We hope this will be one of many more locations to com throughout the country.” involve risks and uncertainties, including, but not limited to the ability to open the new location, fulfill the terms and obligations of the lease, and any other difficulties related to risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.